As filed with the Securities and Exchange Commission on August 16, 2016.

Registration No. 333-209962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8

to Form S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio	43287
(Address of Principal Executive Offices)	(Zip Code)

FirstMerit Corporation 2011 Equity Incentive Plan

FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan

(Full title of the plan)

Richard A. Cheap, Esq.

General Counsel and Secretary

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

(614) 480-4647

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edward D. Herlihy, Esq.

Nicholas G. Demmo, Esq.

Mark F. Veblen, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock (par value $0.01 per share)
FirstMerit Corporation 2011 Equity Incentive Plan	1,731,000(2)	N/A	N/A	N/A
FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan	3,500,000(3)	N/A	N/A	N/A

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan.
(2)	Represents the maximum number of shares of our Common Stock issuable under outstanding stock options, restricted stock awards and restricted stock unit awards (collectively, the “Legacy FirstMerit Awards”) granted under the FirstMerit Corporation 2011 Equity Incentive Plan, all of which Legacy FirstMerit Awards were assumed by us in connection with the merger of West Subsidiary Corporation, one of our wholly owned subsidiaries, with and into FirstMerit Corporation (the “First Step Merger”), and the subsequent merger of FirstMerit Corporation with and into us (“Second Step Merger”, and together with the First Step Merger, the “Mergers”). The Mergers closed on August 16, 2016.
(3)	Represents the maximum number of shares of our Common Stock issuable under the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan, which was assumed by us in connection with the Mergers.
(4)	These shares were registered under our Registration Statement on Form S-4 (File No. 333-209962) filed under the Securities Act with the Securities and Exchange Commission on March 4, 2016, as amended by Pre-Effective Amendments No. 1 and 2 filed on April 5, 2016 and April 27, 2016, respectively (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Huntington Bancshares Incorporated (“Huntington,” the “Company,” the “Registrant,” or “we”) hereby amends its Registration Statement on Form S-4 (File No. 333-209962) filed on March 4, 2016, as amended by Pre-Effective Amendments No. 1 and 2 filed on April 5, 2016 and April 27, 2016, respectively (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of Huntington’s common stock, par value $0.01 per share (the “Common Stock”), issuable under certain outstanding stock options, restricted stock awards, and restricted stock unit awards (collectively, the “Legacy FirstMerit Awards”) granted under the FirstMerit Corporation 2011 Equity Incentive Plan (the “Legacy FirstMerit Plan”) and under the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (“FirstMerit 401(k) Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of January 25, 2016, by and among Huntington, FirstMerit Corporation (“FirstMerit”), an Ohio corporation, and West Subsidiary Corporation (“Merger Sub”), an Ohio corporation and a wholly owned subsidiary of Huntington, on August 16, 2016, Merger Sub merged with and into FirstMerit, with FirstMerit continuing as a wholly owned subsidiary of Huntington (the “First Step Merger”), and immediately thereafter, FirstMerit merged with and into Huntington, with Huntington continuing as the surviving entity (the “Second Step Merger,” and together with the First Step Merger, the “Mergers”).

At the effective time of the First Step Merger, certain outstanding Legacy FirstMerit Awards issued pursuant to the Legacy FirstMerit Plan converted into corresponding awards with respect to Common Stock, and the FirstMerit 401(k) Plan was assumed by Huntington. This Registration Statement is being filed for the purpose of registering up to 5,231,000 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy FirstMerit Awards or under the FirstMerit 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Huntington with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Huntington’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 17, 2016;

(b) Huntington’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the Commission on April 29, 2016 and July 29, 2016, respectively;

(c) Huntington’s Current Reports on Form 8-K or 8-K/A filed with the Commission on January 26, 2016, January 28, 2016, March 9, 2016, March 14, 2016, March 21, 2016, April 25, 2016, May 5, 2016, May 10, 2016, June 14, 2016, June 22, 2016, June 29, 2016, July 20, 2016, July 21, 2016, July 28, 2016, August 1, 2016, and August 9, 2016 (other than the portions of those documents deemed to be furnished and not filed); and

(d) The description of the Common Stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

In addition, all documents filed by Huntington pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Huntington’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Huntington’s charter and bylaws provide that it shall indemnify its present and former directors to the fullest extent under the general laws of the State of Maryland now or hereafter in force, including the advance of expenses subject to procedures provided by such laws, its present and former officers to the same extent it shall indemnify its directors, and its present and former officers who are or were not directors to such further extent as shall be authorized by the Huntington board of directors and be consistent with Maryland law. Huntington’s bylaws further provide that it shall indemnify and advance expenses to any individual who, while a director or officer and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Huntington may, with the approval of the Huntington board, provide such indemnification and advance for expenses to an individual who served a predecessor in any of the capacities described above and any employee or agent of Huntington or a predecessor of Huntington.

Section 2-418 of the MGCL provides, in substance, that a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that the act or omission of the director or officer (a) was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or, (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).

Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors (or a committee thereof); or (3) by the stockholders (other than stockholders who are also directors or officers who are parties to the proceeding).

Section 2-418 provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director or officer shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, the directors and officers of Huntington and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of Huntington’s employee benefit programs. Huntington is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	FirstMerit Corporation 2011 Equity Incentive Plan

4.2	Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(i) to Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1993)

4.3	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 31, 2007)

4.4	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 8, 2008)

4.5	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report Form 8-K filed on April 27, 2010)

4.6	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008)

4.7	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008)

4.8	Articles Supplementary of Huntington Bancshares Incorporated, as of November 12, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on November 14, 2008)

4.9	Articles Supplementary of Huntington Bancshares Incorporated, as of December 31, 2006 (incorporated by reference to Exhibit 3.4 to Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006)

4.10	Articles Supplementary of Huntington Bancshares Incorporated, as of December 28, 2011 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on January 4, 2012)

4.11	Articles Supplementary of Huntington Bancshares Incorporated, effective as of March 18, 2016 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on March 21, 2016)

4.12	Articles Supplementary of Huntington Bancshares Incorporated, effective as of May 3, 2016 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 5, 2016)

4.13	Articles Supplementary of Huntington Bancshares Incorporated, effective as of August 15, 2016 (incorporated by reference to Exhibit 3.12 to Huntington Bancshares Incorporated’s Registration Statement on Form 8-A filed on August 15, 2016)

4.14	Amended and Restated Bylaws of Huntington Bancshares Incorporated, as of July 16, 2014 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on July 17, 2014)

4.15	Instruments defining the Rights of Security Holders — reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented.

4.16	Huntington Bancshares Incorporated will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

5.1	Opinion of Venable LLP regarding the validity of the securities to be issued (incorporated by reference to Exhibit 5.1 to Pre-Effective Amendment No. 2 to Huntington Bancshares Incorporated’s Registration Statement on Form S-4 (File No. 333-209962) filed on April 27, 2016)

5.2	Internal Revenue Service Determination Letter dated September 16, 2014

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Huntington Bancshares Incorporated

23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm for Huntington Bancshares Incorporated

23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for FirstMerit Corporation

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Huntington Bancshares Incorporated’s Registration Statement on Form S-4 (File No. 333-209962) filed on March 4, 2016)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on August 16, 2016.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
Name:	Stephen D. Steinour
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 16, 2016.

Signature	Title

/s/ Stephen D. Steinour	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)
Stephen D. Steinour

/s/ Howell D. McCullough III	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)
Howell D. McCullough III

/s/ David S. Anderson	Executive Vice President and Controller (Principal Accounting Officer)
David S. Anderson

*	Director
Ann B. Crane

*	Director
Steven G. Elliott

*	Director
Michael J. Endres

S-1

Signature	Title

*	Director
John B. Gerlach, Jr.

*	Director
Peter J. Kight

*	Director
Jonathan A. Levy

*	Director
Eddie R. Munson

*	Director
Richard W. Neu

*	Director
David L. Porteous

*	Director
Kathleen H. Ransier

Director
John C. Inglis

*By	/s/ Richard A. Cheap
Richard A. Cheap
Attorney-in-Fact
August 16, 2016

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	FirstMerit Corporation 2011 Equity Incentive Plan

4.2	Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(i) to Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1993)

4.3	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 31, 2007)

4.4	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 8, 2008)

4.5	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report Form 8-K filed on April 27, 2010)

4.6	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008)

4.7	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008)

4.8	Articles Supplementary of Huntington Bancshares Incorporated, as of November 12, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on November 14, 2008)

4.9	Articles Supplementary of Huntington Bancshares Incorporated, as of December 31, 2006 (incorporated by reference to Exhibit 3.4 to Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006)

4.10	Articles Supplementary of Huntington Bancshares Incorporated, as of December 28, 2011 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on January 4, 2012)

4.11	Articles Supplementary of Huntington Bancshares Incorporated, effective as of March 18, 2016 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on March 21, 2016)

4.12	Articles Supplementary of Huntington Bancshares Incorporated, effective as of May 3, 2016 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 5, 2016)

4.13	Articles Supplementary of Huntington Bancshares Incorporated, effective as of August 15, 2016 (incorporated by reference to Exhibit 3.12 to Huntington Bancshares Incorporated’s Registration Statement on Form 8-A filed on August 15, 2016)

4.14	Amended and Restated Bylaws of Huntington Bancshares Incorporated, as of July 16, 2014 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on July 17, 2014)

4.15	Instruments defining the Rights of Security Holders — reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented.

4.16	Huntington Bancshares Incorporated will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

5.1	Opinion of Venable LLP regarding the validity of the securities to be issued (incorporated by reference to Exhibit 5.1 to Pre-Effective Amendment No. 2 to Huntington Bancshares Incorporated’s Registration Statement on Form S-4 (File No. 333-209962) filed on April 27, 2016)

5.2	Internal Revenue Service Determination Letter dated September 16, 2014

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Huntington Bancshares Incorporated

23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm for Huntington Bancshares Incorporated

23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for FirstMerit Corporation

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Huntington Bancshares Incorporated’s Registration Statement on Form S-4 (File No. 333-209962) filed on March 4, 2016)